Exhibit 5.3

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

March 11, 2016

Lloyds Bank plc
Lloyds Banking Group plc
25 Gresham Street
London EC2V 7HN
United Kingdom

Ladies and Gentlemen:

Lloyds Bank plc, a public limited company organized under the laws of England and Wales (the “Issuer”), and Lloyds Banking Group plc, a public limited company organized under the laws of Scotland (the “Guarantor”) have filed on June 7, 2013 with the Securities and Exchange Commission (the “Commission”) a registration statement on Form F-3 (as it may be amended or supplemented from time to time, the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), debt securities to be issued from time to time in one or more series by the Issuer and guaranteed by the Guarantor (such debt securities, together with the corresponding guarantees, the “Shelf Securities”). The Shelf Securities include securities designated as Series A Notes (the “Series A Notes”), and such Series A Notes have been or are to be issued on or after the date hereof. The Series A Notes have been and are to be issued pursuant to the senior debt securities indenture dated as of January 21, 2011 (the “Senior Indenture”) among the Issuer, the Guarantor and The Bank of New York Mellon, acting through its London Branch, as trustee (the “Trustee”), as amended and supplemented by the first supplemental indenture dated as of June 6, 2011 (the “First Supplemental Indenture”), the third supplemental indenture dated as of September 5, 2014 (the “Third Supplemental Indenture”), the fourth supplemental indenture dated as of September 29, 2014 (the “Fourth Supplemental Indenture”), the fifth supplemental indenture dated as of May 14, 2015 (the “Fifth Supplemental Indenture”), the sixth supplemental indenture dated as of August 17, 2015 (the “Sixth Supplemental Indenture”) and the seventh supplemental indenture dated as of January 22, 2016 (the “Seventh Supplemental Indenture”), each among the Issuer, the Guarantor and the Trustee. We refer to the Senior Indenture, as amended and supplemented by the First Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture and the Seventh Supplemental Indenture as the “Indenture.”

We, as your United States counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

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In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Issuer and the Guarantor that we reviewed were and are accurate and (vii) all representations made by the Issuer and the Guarantor as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, when

(i)	the specific terms of a particular tranche of Series A Notes have been duly authorized and established in accordance with the Indenture; and

(ii)	such Series A Notes have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture and the applicable underwriting or other distribution agreement against payment therefor;

such Series A Notes will constitute valid and binding obligations of the Issuer and the Guarantor, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that we express no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of Series A Notes to the extent determined to constitute unearned interest.

In connection with the opinion expressed above, we have assumed that at or prior to the time of the delivery of any such Series A Notes, (1) the terms have been established and the offer and sale of such Series A Notes have been duly authorized by the Issuer and the Guarantor, in each case as a matter of English law and Scots law, and such authorization shall not have been modified or rescinded, (2) the Issuer is validly existing as a company in good standing under the laws of England and Wales, (3) the Guarantor is validly existing as a company in good standing under the laws of Scotland, (4) the Trustee is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation, (5) the Registration Statement is effective and such effectiveness shall not have been terminated or rescinded, (6) such Series A Notes will be executed in substantially the form reviewed by us, (7) the execution, delivery and performance by the Issuer, the Guarantor and the Trustee of the Indenture and the execution, delivery and performance by the Issuer and the Guarantor of the Series A Notes (a) are within the corporate powers of the Issuer, the Guarantor and the Trustee, (b) do not contravene, or constitute a default under, the articles or certificate of incorporation or bylaws or other constitutive documents of the Issuer, the Guarantor or the Trustee, (c) do not require any action by or in respect of, or

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filing with, any governmental body, agency or official, and (d) do not and will not contravene, or constitute a default under, any provision of applicable law or regulation, public policy or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Issuer, the Guarantor or the Trustee, (8) the Indenture has been duly authorized, executed and delivered by the Trustee, (9) the Indenture is a valid, binding and enforceable agreements of the Trustee and (10) no change in law affecting the validity or enforceability of the Indenture or the Series A Notes has occurred.

We express no opinion as to (i) provisions in the Indenture that purport to waive objections to venue, claims that a particular jurisdiction is an inconvenient forum or the like, (ii) whether a United States federal court would have subject-matter or personal jurisdiction over a controversy arising under the Notes or (iii) the effectiveness of any service of process made other than in accordance with applicable law.

We express no opinion as to (i) whether a New York State or United States federal court would render or enforce a judgment in a currency other than U.S. Dollars or (ii) the exchange rate that such a court would use in rendering a judgment in U.S. Dollars in respect of an obligation in any other currency.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by English law, we have relied, without independent inquiry or investigation, on the opinion of Linklaters LLP, English legal counsel for the Issuer, dated March 11, 2016, to be filed by the Guarantor with the Commission on the date hereof as an exhibit to a report on Form 6-K, and our opinion is subject to the qualifications, assumptions and limitations set forth therein. Insofar as the foregoing opinion and the opinion expressed in the quoted paragraph below involves matters governed by Scots law, we have relied, without independent inquiry or investigation, on the opinion of CMS Cameron McKenna LLP, Scots legal counsel for the Guarantor, dated March 11, 2016, to be filed by the Guarantor with the Commission on the date hereof as an exhibit to a report on Form 6-K, and our opinion is subject to the qualifications, assumptions and limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K filed by the Guarantor with the Commission on the date hereof and further consent to the reference to our name under the caption “Legal Opinions” in the prospectus, which is a part of the Registration Statement. In addition, if a pricing supplement is filed by the Issuer or the Guarantor with the Commission on this date or any future date forming part of the Registration Statement relating to the offer and sale of any particular tranche of Series A Notes and the pricing supplement contains our opinion substantially in the form set forth below, we consent to including that opinion as part of the Registration Statement and further consent to the reference to our name in the opinion.

“In the opinion of Davis Polk & Wardwell LLP, as United States counsel, when the notes offered by this pricing supplement have been executed and issued by the Issuer, authenticated by the trustee pursuant to the Indenture, delivered against payment as contemplated herein and the related guarantee has been executed by the Guarantor, such notes will constitute valid and binding obligations of the

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Issuer, and the related guarantee will constitute a valid and binding obligation of the Guarantor, in each case enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to [(i)] the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above [and (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest]. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Scots law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of CMS Cameron McKenna LLP, dated March 11, 2016 and filed as an exhibit to a report on Form 6-K filed by the Guarantor on March 11, 2016. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Linklaters LLP, dated March 11, 2016 and filed as an exhibit to a report on Form 6-K filed by the Guarantor on March 11, 2016. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinions of CMS Cameron McKenna LLP and Linklaters LLP. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the notes, the trustee’s authorization, execution and delivery of the Indenture and its authentication of the notes, and the validity, binding nature and enforceability of the Indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated March 11, 2016, which was filed as an exhibit to a report on Form 6-K filed by the Guarantor on March 11, 2016. [This opinion is also subject to the discussion, as stated in such opinion, of the enforcement of notes denominated in a foreign currency.]”

In giving our consents above, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP